Exhibit 99.1

Enertopia Corporation announces up to 103.28% Lithium into Solution

Kelowna, British Columbia--(Newsfile Corp. - June 26, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE:ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & provisional patents in the green technology space, is very pleased to provide the following update.

The Company is pleased to announce solution analysis results from a third-party analysis, conducted by Base Metallurgical Laboratories out of Kamloops, BC.

We sent two batches of sample material from the trench near hole DH22-01. The sample material was broken into two groups, roasted and unroasted material. Lithium values for the roasted rock were 840 ppm Li and 820 ppm Li for the unroasted assayed by ALS.

The goal of this test program was to confirm the similar results of Lithium claystone solution analysis from the Tonopah, NV deposits adjoining our WT project location such as American Battery Metals on our western property boundary and American Lithium TLC project one mile north of our northern boundary. Solution test samples by weight were 10% Li claystone, 90% liquid. Below are four of the unroasted Li claystone samples as more lithium was put into solution with unroasted material than roasted material.

Sample #	Volume 20%	Temp of solution	Time in solution	Potential Li into solution	Actual Li into solution	Li released into solution
7	HCL	50c	1hr	91.91 mg/l	49.4 mg/l	54.22%
11	HCL	50c	1hr	91.91 mg/l	27.5 mg/l	30.18%
12	H2SO4	50c	1hr	91.91 mg/l	55.9 mg/l	61.35%
13	H2SO4	90c	2hr	91.91 mg/l	94.1 mg/l	103.28%*

Note HCL=Hydrochloric acid, H2SO4 = Sulfuric acid. * Sample 13 was reassayed but same value was returned by ALS out of Vancouver, BC using ME ICP61 analysis. While the 103.28% value was above the theoretical limit. The test showed high values of Li into solution can be anticipated in future test results.

Key Takeaways:

The company has confirmed that Li claystone from the WT project can be put into solution and the Li liberated in high percentages. The next phase of testing will involve larger test samples from drill core from this year's drilling program.

Solution Temperatures used in the next program will be from 60c to 80c which are not dissimilar from the company's solar thermal water temperatures created by the company's patent pending technology.

"We look forward to a steady stream of news and advancements in 2023 not only from Enertopia but also from other Companies operating in the immediate area as work progresses." Stated President Robert McAllister.

The Qualified Person:

The technical data in this news release have been reviewed and approved by Randy Henkle, P. Geol. a qualified person under the terms of NI 43-101. All samples Li claystone samples were submitted to ALS Global in Vancouver, BC., for analysis by ME-ICP61 plus Lithium. All solution samples were submitted to ALS Global in Vancouver, BC for analysis by MEMES-14, ME-ICP15, Li-BrPKG.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States on the OTC Markets under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the patent pending technologies will be granted patents or show economic viability or West Tonopah Lithium project will ultimately have a drill defined resource and if so that that resource will be economic. User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the Canadian Securities Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.